Exhibit 10.1

AMENDED AND RESTATED

NOMINATION AGREEMENT

between

AI INTERNATIONAL CHEMICALS S.A R.L.

and

LYONDELLBASELL INDUSTRIES N.V.

In relation to the nomination of the

members of the Supervisory Board

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION		2
	1.1	Definitions	2
	1.2	Interpretation	3
	1.3	Appendices	3
2.	ARTICLES OF ASSOCIATION		5
3.	SUPERVISORY BOARD REGULATIONS		4
4.	SUPERVISORY BOARD NOMINATIONS		4
5.	SUPERVISORY BOARD COMMITTEES		4
6.	DURATION		5
7.	MISCELLANEOUS		5
	7.1	Invalid Provisions	5
	7.2	Amendment	5
	7.3	Entire Agreement	5
	7.4	No Implied Waiver; No Forfeit of Rights	5
	7.5	No Rescission	6
	7.6	No Assignment	6
	7.7	Resignation of Members for Cause	6
	7.8	Resignation of Director Nominees	6
	7.9	Nomination of Additional Director Nominees	7
	7.10	Appointment Pending General Meeting of Shareholders	7
	7.11	Calling General Meeting	8
	7.12	Choice of Law	8
	7.13	Disputes	8

NOMINATION AGREEMENT

THE UNDERSIGNED:

1.	AI INTERNATIONAL CHEMICALS S.À R.L., a société à responsabilité limitée or limited liability company organized under the laws of Luxembourg, with Registre de Commerce et des Sociétés (R.C.S.) identification number Luxembourg B144098 (and formerly known as “AI International Finance S.à r.l.”), c/o Citadel Administration SA, 15-17, avenue Gaston Diderich, L-1420 Luxembourg, hereinafter referred to as “Investor”;

2.	LYONDELLBASELL INDUSTRIES N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands with its corporate seat at Rotterdam (registered office: Weena 737, 3013AM Rotterdam, the Netherlands), registered with the Chamber of Commerce with number 24473890, hereinafter referred to as “LBI” and together with Investor as “Parties”.

RECITALS

A.	The Investor and LBI are a party to that certain equity commitment agreement dated December 11, 2009 by and among AI International Chemicals S.à r.l. (as successor in interest to AI LBI Investments LLC) (“Access”), Ares Corporate Opportunities Fund III, L.P. (“Ares”), LeverageSource (Delaware), LLC (“Apollo”), LBI and the other parties signatory thereto (as amended from time to time, the “Equity Commitment Agreement”).

B.	The Investor, together with its Affiliates, directly or indirectly holds shares of LBI.

C.	Pursuant to this Agreement, the Investor shall as from issuance of the shares be entitled to nominate one, two or three (as the case may be) individuals to be appointed as members of the Supervisory Board.

D.	If at any time during the term of this Agreement the Investor becomes a Three Director Investor, then so long as the Investor remains a Three Director Investor, at least one member of the Supervisory Board nominated by the Investor shall be entitled to serve on each Committee to the extent not prohibited by law or by any then applicable stock exchange rules or listing requirements and in accordance with Clause 5.1.

HEREBY AGREE AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Affiliate	with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person. For purposes of this definition, the terms “control,” “controlling,” “controlled by” and “under common control with,” as used with respect to any person, means the possession, directly or indirectly, of the power to direct the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, with respect to the Investor, “Affiliate” shall include all investment funds managed or controlled by the Investor or the Investor’s Affiliates.

Agreement	this Nomination Agreement

Articles	the Articles of Association of LBI as in effect from time to time.

Business Day	any day other than (a) a Saturday, (b) a Sunday, (c) any day on which commercial banks in New York, New York or The Netherlands are required or authorized to close by law or executive order and (d) the Friday after Thanksgiving.

Clause	a clause in this Agreement

Committees	the committees of the Supervisory Board (e.g., Audit, Compensation, Nominating and Governance, and Health Safety and Environmental)

Equity Commitment Agreement	has the meaning set forth in the recitals of this Agreement

Investor	has the meaning attributed in the heading of this Agreement

LBI	has the meaning attributed in the heading of this Agreement

One Director Investor	the Investor, if entitled to nominate one member of the Supervisory Board pursuant to Clause 4.1 of this Agreement

Outstanding Shares	the number of shares outstanding as defined under Dutch law and specifically not including shares that are held in treasury. The percentage ownership required for Investor to be a One, Two or Three Director Investor under this Agreement will be based solely on the outstanding shares and not the issued share capital.

Parties	has the meaning attributed in the heading of this Agreement

Supervisory Board	the supervisory board of LBI

Termination Date	has the meaning attributed in Clause 6.1

Three Director Investor	the Investor, if entitled to nominate at least three members of the Supervisory Board pursuant to Clause 4.3 of this Agreement

Two Director Investor	the Investor, if entitled to nominate two members of the Supervisory Board pursuant to Clause 4.2 of this Agreement

1.2	Interpretation

In this Agreement, unless the context dictates otherwise:

1.2.1	the masculine gender shall include the feminine and the neuter and vice versa;

1.2.2	references to a person shall include a reference to any individual, company, association, partnership or joint venture;

1.2.3	references to “include” and “including” shall be treated as references to “include without limitation “or “including without limitation”;

1.2.4	the headings are for identification only and shall not affect the interpretation of this Agreement;

1.2.5	references to “Clauses” and “paragraphs” are to clauses and paragraphs of this Agreement.

2.	ARTICLES OF ASSOCIATION

2.1	No amendment which adversely affects the nomination rights of the Investor set forth in Clause 4 and which has the effect of materially reducing the likelihood that the Investor’s nominee is elected to the Supervisory Board shall be made to the Articles without prior written approval of the Investor.

3.	SUPERVISORY BOARD REGULATIONS

3.1	LBI shall not take any action to cause the Supervisory Board to make any amendment to the internal rules of procedure of the Supervisory Board which adversely affects the nomination rights of the Investor set forth in Clause 4 and which has the effect of materially reducing the likelihood that the Investor’s nominee is elected to the Supervisory Board without prior written approval of the Investor.

4.	SUPERVISORY BOARD NOMINATIONS

4.1	In the event the Investor, together with its Affiliates, holds directly or indirectly 5% or more, but less than 12%, of the Outstanding Shares of LBI, LBI shall use its reasonable best efforts to cause the Supervisory Board to take all required action to make the appointments by the Supervisory Board in accordance with Article 12.4 of the Articles and the binding nominations by the Supervisory Board in accordance with Article 12.2 of the Articles for the appointment of members of the Supervisory Board in such a way that at least one of the members of the Supervisory Board shall be a person nominated by the Investor.

4.2	In the event the Investor, together with its Affiliates, holds directly or indirectly 12% or more, but less than 18%, of the Outstanding Shares of LBI, LBI shall use its reasonable best efforts to cause the Supervisory Board to take all required action to make the appointments by the Supervisory Board in accordance with Article 12.4 of the Articles and the binding nominations by the Supervisory Board in accordance with Article 12.2 of the Articles for the appointment of members of the Supervisory Board in such a way that at least two of the members of the Supervisory Board shall be persons nominated by the Investor.

4.3	In the event the Investor, together with its Affiliates, holds directly or indirectly 18% or more of the Outstanding Shares of LBI, LBI shall use its reasonable best efforts to cause the Supervisory Board to take all required action to make the appointments by the Supervisory Board in accordance with Article 12.4 of the Articles and the binding nominations by the Supervisory Board in accordance with Article 12.2 of the Articles for the appointment of members of the Supervisory Board in such a way that at least three of the members of the Supervisory Board shall be persons nominated by the Investor.

5.	SUPERVISORY BOARD COMMITTEES

5.1

If at any time during the term of this Agreement the Investor becomes a Three Director Investor, then so long as the Investor remains a Three Director Investor, at least one member of the Supervisory Board nominated by the Investor shall be entitled to serve on each Committee to the extent not prohibited by law or by any then applicable stock exchange rules or listing requirements. Each member of the Supervisory Board nominated by the Investor to serve on any such Committee shall disclose any conflict of interest to the other members of such Committee and with respect to any matter in which such member has or reasonably could be expected to have a conflict of interest (as determined by the other members of such Committee or the other members of the Supervisory Board in their sole discretion) the member shall be recused and not receive information or participate in discussions, deliberations, or decision-making processes related to such matter.

6.	DURATION

6.1	Except with respect to the provisions of this Agreement that expressly survive the Termination Date (defined below), this Agreement is entered into for an indefinite period of time and shall terminate as of the date on which the Investor, together with its Affiliates, holds directly or indirectly less than 5% of the Outstanding Shares of LBI (the “Termination Date”). Within three Business Days after the Termination Date the Investor shall notify LBI and, promptly following the written request of the Nominating and Governance Committee of the Supervisory Board, shall cause the nominee or nominees of the Investor, as applicable, to execute and deliver a written resignation which shall be effective with respect to LBI and shall not permit any such nominee or nominees to revoke any such resignation.

7.	MISCELLANEOUS

7.1	Invalid Provisions

In the event that a provision of this Agreement is null and void or unenforceable (either in whole or in part), the remainder of this Agreement shall continue to be effective to the extent that, given this Agreement’s substance and purpose, such remainder is not inextricably related to the null and void or unenforceable provision. The Parties shall make every effort to reach agreement on a new clause whose effect differs as little as possible from the null and void or unenforceable provision, taking into account the substance and purpose of this Agreement.

7.2	Amendment

No amendment to this Agreement shall have any force or effect unless it is in writing and signed by both Parties.

7.3	Entire Agreement

This Agreement contains the entire agreement between the Parties with respect to the subject matter covered hereby and supersedes all earlier agreements and understandings, whether oral, written or otherwise, between Parties.

7.4	No Implied Waiver; No Forfeit of Rights

a.	Any waiver under this Agreement must be given by notice to that effect.

b.	If the Investor does not exercise any right under this Agreement, this shall not be deemed to constitute a forfeit of any such rights (rechtsverwerking).

7.5	No Rescission

To the extent permitted by law, the Parties hereby waive their rights under Articles 6:265 to 6:272 inclusive of the Civil Code to rescind (ontbinden), or demand in legal proceedings the total or partial rescission (ontbinding) of this Agreement or to nullify this Agreement because of error (dwaling).

7.6	Assignment

Investor may assign this Agreement in whole but not in part to any of its Affiliates. Except for such assignments to Affiliates, the Investor may not transfer or assign this Agreement or any of its rights hereunder. Any transfer or assignment in violation of this Agreement shall be null and void and of no force and effect.

7.7	Resignation of Members for Cause

7.7.1	In the event that the Supervisory Board resolves that a member of the Supervisory Board should resign for Cause, such member shall and, in case such member is a nominee of the Investor, the Investor shall cause such member to, promptly execute and deliver an irrevocable resignation which shall be effective with respect to LBI.

7.7.2	For the purpose of this Clause 7.7, “Cause” shall mean in respect to any member of the Supervisory Board: (A) indictment, conviction, guilty plea or plea of no lo contendere to, or confession of guilt of a felony or criminal act involving moral turpitude during such member’s term; (B) willful misconduct or gross negligence in the performance or intentional non-performance of member’s duties to LBI or any of its subsidiaries; (C) commission of a fraudulent or illegal act (including, without limitation, misappropriation, embezzlement or similar conduct) in respect of LBI or any of its Affiliates, customers or subsidiaries or (D) material breach of any LBI policy or any other misconduct that causes material harm to LBI, its Affiliates, customers or subsidiaries, or its or their respective business reputations.

7.8	Resignation of Director Nominees

Without prejudice to Clause 7.7, in the event that (i) a Three Director Investor becomes a Two Director Investor, (ii) a Three Director Investor becomes a One Director Investor, or (iii) a Two Director Investor becomes a One Director Investor (in each case, because such Investor, together with its Affiliates, ceases to hold directly or indirectly the requisite amount of the Outstanding Shares of LBI set forth in Clause 4 of this Agreement), such Investor shall notify LBI within three Business Days of such event and, promptly following the written request of the Nominating and Governance Committee of the Supervisory Board, shall cause one or more of the nominees of the Investor, as applicable, to execute and deliver a resignation which shall be effective with respect to LBI on the date of such resignation and shall not permit any such nominee or nominees to revoke any such resignation.

7.9	Nomination of Additional Director Nominees

In the event that (i) a One Director Investor becomes a Two Director Investor, (ii) a One Director Investor becomes a Three Director Investor, (iii) a Two Director Investor becomes a Three Director Investor (in each case, because such Investor, together with its Affiliates, acquires directly or indirectly the requisite amount of the Outstanding Shares of LBI set forth in Clause 4 of this Agreement), or (iv) a nominee of the Investor on the Supervisory Board resigns his position or otherwise terminates his membership on the Supervisory Board, such Investor shall notify LBI within three Business Days of such event and, as soon as commercially practicable following the written request of the Investor, LBI shall use its reasonable best efforts to cause the Supervisory Board to take all of the actions that are necessary to ensure that the Investor is able to nominate to the Supervisory Board the number of members indicated in Clause 4 of this Agreement so that the relevant nominee is, or nominees are, appointed to the Supervisory Board within the shortest possible period of time (including, for the avoidance of doubt, the increase of the number of Supervisory Board members, the appointment of additional independent Supervisory Board members to ensure compliance with applicable listing standards, and the appointment of the Investor’s nominee in accordance with Clause 7.11); provided, however, that the failure of such Investor to so notify LBI within three Business Days shall not affect such Investor’s rights to appoint members of the Supervisory Board pursuant to this Agreement. For the avoidance of doubt, if the appointment of the Investor’s nominee(s) pursuant to this Clause 7.9 would cause the Supervisory Board to fail to have a majority of independent members under the applicable listing standards, the appointment of such Investor’s nominee(s) may be delayed for up to ninety (90) days in order to select and appoint a sufficient number of independent Supervisory Board members so that, upon the appointment of such Investor nominee(s), the Supervisory Board will be comprised of a majority of independent members.

7.10	Appointment Pending General Meeting of Shareholders

As soon as practicable after the date on which the right to nominate one or more members to the Supervisory Board arises, the Investor shall submit to LBI all personal details LBI reasonably requires in connection with the appointment of a Supervisory Board member. Following such submission, LBI shall use its reasonable best efforts to cause the Supervisory Board to take all of the actions to appoint the relevant nominee or nominees as soon as practicable to the Supervisory Board in accordance with the provisions of Article 2:143 of the Civil Code and Article 12.4 of the Articles, which appointment shall terminate on the date of the next general meeting of shareholders of LBI, on which date the relevant nominee or nominees shall be nominated for (re)appointment to the Supervisory Board. If any Investor nominee, for any reason, is not appointed to the Supervisory Board during a general meeting of the shareholders of LBI, the Investor shall as soon as practicable put forward a nominee who shall be appointed to the Supervisory Board by the Supervisory Board in accordance with the provisions of Article 2:143 of the Civil Code and Article 12.4 of the Articles, which appointment shall terminate on the date of the then following general meeting of shareholders of LBI, on which date an Investor nominee shall be nominated for appointment to the Supervisory Board.

7.11	Calling General Meeting

In the event the Investor, together with its Affiliates, holds directly or indirectly 5% or more of the Outstanding Shares of LBI, the Investor can require the Supervisory Board to call (and LBI shall use its reasonable best efforts to cause to occur) a general meeting of shareholders at the shortest practicable notice in the event the ability to appoint an additional member of the Supervisory Board pursuant to Clauses 7.9 and 7.10 above would be frustrated by the fact that by doing so the Supervisory Board would need to exceed the 1/3 limit laid down in Article 2:143 of the Civil Code and Article 12.4 of the Articles.

7.12	Choice of Law

This Agreement shall be exclusively governed by and construed in accordance with the laws of the Netherlands, without regard to any conflict of law rules under Dutch private international law.

7.13	Disputes

All disputes arising in connection with this Agreement shall be finally settled in accordance with the arbitration rules of the Netherlands Arbitration Institute (NAI). The arbitral tribunal shall be composed of three (3) arbitrators: one selected by LBI, one selected by the Investor and the third agreed upon by the first two selected arbitrators. The place of arbitration shall be Amsterdam. The arbitral procedures shall be conducted in the English language. Consolidation of the arbitral proceedings with other arbitral proceedings pending in the Netherlands, as provided in Article 1046 of the Netherlands Code of Civil Procedure, is excluded.

Signed on this      day of March, 2015.

LYONDELLBASELL INDUSTRIES N.V.

By:	/s/ Jeffrey A. Kaplan
Name:	Jeffrey A. Kaplan
Title:	Executive Vice President & Chief Legal Officer

AI INTERNATIONAL CHEMICALS S.À R.L.

By:	/s/ Alejandro Moreno /s/ Corinne Néré
Name:	Alejandro Moreno/Corinne Néré
Title:	Class A Manager/Class B Manager